Contact at Winthrop Realty Trust
Beverly Bergman
Investor or Media Inquiries
Phone: (617) 570-4614; e-mail: bbergman@firstwinthrop.com

FOR IMMEDIATE RELEASE
October 28, 2008

WINTHROP REALTY TRUST ACQUIRES 3,500,000 COMMON SHARES OF LEXINGTON REALTY TRUST

BOSTON, MA - October 28/PRNewswire-FirstCall/ - Winthrop Realty Trust (NYSE:FUR) today announced that it had acquired in a privately negotiated transaction 3,500,000 shares of common stock in Lexington Realty Trust at a purchase price of $5.60 per share.  In addition, the seller of the shares has provided to Winthrop non-recourse financing equal to 50% of the purchase price, which financing has a term of three years, bears interest at a rate of 3-month LIBOR plus 250 basis points and requires margin calls only at such time as the loan amount equals or exceeds 60% of the value of the shares.  The settlement of the purchase is expected to occur on or about October 30, 2008.

Michael L. Ashner, the Chairman and Chief Executive Officer of Winthrop stated “It is our view that Lexington’s shares have been significantly oversold by the market.  The three-year non-recourse financing provided at a favorable rate significantly enhances the potential returns on this investment.  In our view, the opportunity presented was consistent with our stated philosophy to pursue deep value and distressed investments.  With the current instability in the real estate equity and debt markets, we anticipate an increase in the frequency of such opportunistic investments.”

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Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of Winthrop’s Annual Report of Form 10-K/A for the year ended December 31, 2007, as may be updated or supplemented in Winthrop’s Form 10-Q filings which discuss the factors that could adversely affect Winthrop’s results including, without limitation, (1) the receipt of a trade confirmation and settlement of the trade described above, and (2) the consummation of the financing described above.  Winthrop can provide no assurances that the trade and financing described above will be consummated on the terms described above or at all.  Further information relating to Winthrop’s financial position, results of operations, and investor information is also contained in Winthrop’s reports filed with the SEC, which reports are available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.